Exhibit 99.1

MeadWestvaco Corporation
Global Headquarters
501 South 5th Street
Richmond VA 23219-0501

+1 804.444.1000
www.mwv.com

PRESS RELEASE

Media Relations	Investor Relations
Tucker McNeil tel: +1 804-444-6353 mediainquiries@mwv.com	Jason Thompson tel: +1 804-444-2556

MWV Reports Record First Quarter Earnings

First Quarter Highlights:

•	Record First Quarter EPS of $0.41 (EPS of $0.43 ex-items)

•	Income from Continuing Operations More Than Doubles to $71 Million

•	Sales Increase 8% on Gains in Packaging and Specialty Chemicals

•	Emerging Markets Sales Reach 28% of Total Sales

RICHMOND, VA – April 27, 2011 – MeadWestvaco Corporation (NYSE: MWV) reported record first quarter earnings from continuing operations of $71 million, or $0.41 per share ($0.43 ex-items). The company increased revenue by eight percent with gains in packaging markets for food, home and garden and tobacco, as well as poultry and produce markets in Brazil, and industrial, infrastructure and energy markets for specialty chemicals. Overall earnings increased compared to the prior year driven by strong profit growth from its packaging, specialty chemicals and land management businesses. Total pre-tax earnings from the company’s segments increased 81 percent to $195 million in the first quarter of 2011 from $108 million in the first quarter of 2010.

“We continue to demonstrate the benefits of our transformed business through revenue and earnings growth across the company,” said John A. Luke, Jr., chairman and chief executive officer of MWV. “We generated record first quarter results by building our business in targeted markets, expanding market share for our most valuable products, and aggressively driving value-based pricing in the face of inflationary pressures. The step-change in our performance stems from the work we have done over the past several years to reshape our market participation and our cost structure, and it has MWV off to a very good start in what we expect will be another year of progress for our company.”

Quarterly Comparison

Sales from continuing operations in the first quarter of 2011 increased eight percent to $1.37 billion from $1.26 billion in the first quarter of 2010. Net income from continuing operations in the first quarter of 2011 was $71 million, or $0.41 per share. The 2011 results include after-tax restructuring charges of $4 million, or $0.02 per share. Net income from continuing operations in the first quarter of 2010 was $29 million, or $0.17 per share. The 2010 results include an income tax benefit related to favorable domestic tax audit settlements of $10 million, or $0.06 per share, and after-tax restructuring charges of $3 million, or $0.02 per share. The net effects of these items on earnings per share from continuing operations are as follows:

	First Quarter 2011	First Quarter 2010
Earnings per share from continuing operations, as reported	$0.41	$0.17

Net effects of special items	0.02	(0.04)

Earnings per share from continuing operations, as adjusted [1]	$0.43	$0.13

[1]	Refer to “Use of Non-GAAP Measures” section of this document.

First Quarter Segment Results

Following is a summary of first quarter 2011 results by business segment. All comparisons of the results for the first quarter of 2011 are with the first quarter of 2010 on a continuing operations basis.

Packaging Resources

(Includes high-quality packaging paperboard principally for global food and beverage, tobacco and commercial print markets as well as Rigesa, a fully-integrated manufacturer of corrugated packaging solutions for produce, meat and consumer products markets in Brazil)

•	9% sales growth

•	1% volume decline

•	180% profit growth

In the Packaging Resources segment, profit increased to $84 million in the first quarter of 2011 compared to $30 million in the first quarter of 2010. Sales increased to $679 million in the first quarter of 2011 compared to $624 million in the first quarter of 2010.

The segment’s sales increase was due to improved paperboard pricing and product mix and favorable foreign currency exchange. Pricing for solid bleached sulfate (SBS) paperboard improved across all end markets, including gains in higher value food, liquid packaging and commercial print markets. Coated unbleached kraft (CNK®) paperboard pricing also improved due to gains in higher value food and beverage packaging markets. Rigesa had pricing and product mix improvement from sales of higher value corrugated packaging solutions as well as from sales increases in consumer packaging solutions for beauty and personal care products.

Total shipments of paperboard packaging declined modestly and were impacted in part by poor weather conditions in the Northeast U.S. and by freight carrier availability. SBS paperboard shipments were essentially unchanged as volume growth in food packaging, liquid packaging and commercial print was offset by deliberate actions to exit lower return product lines. Shipments of CNK® paperboard declined slightly. Gains in food packaging for major brand owners were more than offset by declines in multi-pack beverage packaging due to consumption declines in North America. In Rigesa, corrugated volumes were back to normal levels compared to very high demand last year. Volumes were also impacted by an overall reduction in domestic retail activity in Brazil due to abnormally wet weather.

Profit growth in 2011 reflects strong improvement in pricing and product mix across key product lines as well as continued productivity gains. These benefits in 2011 were partially offset by input cost inflation for certain raw materials and freight.

Consumer Solutions

(Includes packaging for beverage, tobacco, personal care, home and garden and healthcare markets)

•	2% sales growth

•	1% volume decline

•	4% profit growth

In the Consumer Solutions segment, profit increased to $26 million in the first quarter of 2011 compared to $25 million in the first quarter of 2010. Sales increased to $449 million in the first quarter of 2011 compared to $440 million in the first quarter of 2010.

The segment’s sales increase was primarily due to growth in home and garden packaging, where the recent acquisition of Spray Plast contributed to overall improvement. In addition, volume gains in tobacco packaging as well as price and product mix improvement in beverage packaging contributed to sales growth. These gains were partially offset by volume declines in beverage, healthcare and personal care packaging.

Beverage packaging volumes were impacted by North American consumption declines and by poor weather conditions in the U.S.; however, new beverage machinery commitments from carbonated soft drink, beer and dairy customers indicate future volume contribution. In addition, beverage packaging continues to see solid volume growth in emerging markets. The declines in personal care packaging resulted from reduced concerns about the H1N1 virus.

Profit growth in 2011 primarily reflects price and product mix improvement in home and garden, beverage and personal care packaging, gains in productivity and favorable foreign currency exchange. These benefits in 2011 were largely offset by input cost inflation for certain raw materials and freight.

Consumer & Office Products

(Includes branded school supplies, office products and planning and organizing products)

•	4% sales growth

•	Unchanged volume

•	20% profit growth

In the Consumer & Office Products segment, profit was $6 million in the first quarter of 2011 compared to $5 million in the first quarter of 2010. Sales increased to $116 million in the first quarter of 2011 compared to $112 million in the first quarter of 2010.

Increased sales were driven by higher volumes of calendar and time management products in North America, which had a favorable impact on mix, and increased sales from Tilibra as more Brazilian back-to-school business shifted into the first quarter of 2011 from the fourth quarter of 2010. Favorable foreign currency exchange also contributed to the sales increase. These benefits were partially offset by lower shipments of branded consumer products in North America.

Profit in 2011 primarily reflects product mix improvement, continued productivity gains and favorable foreign currency exchange, partially offset by input cost inflation for certain raw materials and freight. The segment continues to be impacted by imports from Asia.

Specialty Chemicals

(Includes chemicals for asphalt, oilfield, adhesives, inks and paper sizing, as well as activated carbon for auto emission controls and for food and water purification)

•	28% sales growth

•	13% volume growth

•	96% profit growth

In the Specialty Chemicals segment, profit increased to $49 million in the first quarter of 2011 compared to $25 million in the first quarter of 2010. Sales increased to $177 million in the first quarter of 2011 compared to $138 million in the first quarter of 2010.

Sales growth was driven by continued penetration of developed and emerging markets with the company’s value-added solutions for automotive, infrastructure, industrial and energy markets. The segment achieved volume gains in oilfield chemicals as well as in chemicals used in the production of publication inks, adhesives and paper and paperboard. The segment’s automotive carbon volumes grew with increased auto and truck production in North America, Europe and in emerging markets.

Profit growth in 2011 reflects improved pricing and product mix, higher volumes and gains in productivity. These benefits in 2011 were partially offset by input cost inflation for certain raw materials and freight.

Community Development and Land Management

(Includes approximately 725,000 owned acres in Southeastern U.S. – pursuing small-tract land sales and development opportunities principally in the region of Charleston, SC)

In the Community Development and Land Management segment, profit was $30 million in the first quarter of 2011 compared to $23 million in the first quarter of 2010. The increase in profit was driven by higher earnings from real estate activities, including the sale of a 1.1 million square foot distribution center by The Rockefeller Group-MWV joint venture. Profit from real estate activities was $26 million in the first quarter of 2011 compared to $17 million in the first quarter of 2010. Profit from forestry operations and leasing activities was $4 million in the first quarter of 2011 compared to $6 million in the first quarter of 2010. Sales were $43 million in the first quarter of 2011 compared to $45 million in the first quarter of 2010. The segment sold approximately 5,600 acres for gross proceeds of approximately $21 million in the first quarter of 2011 compared to approximately 5,000 acres for gross proceeds of $22 million in the first quarter of 2010.

Other Items

In the first quarter of 2011, total pre-tax input costs of energy, raw materials and freight increased $35 million over the first quarter of 2010 on a continuing operations basis.

In the first quarter of 2011, the pre-tax impact from favorable foreign currency exchange was $8 million compared to the first quarter of 2010 on a continuing operations basis.

Continuing operations cash flow was about break-even in both quarters, reflecting seasonally higher working capital usage for both periods.

Capital spending from continuing operations was $113 million in the first quarter of 2011 compared to $37 million in the first quarter of 2010. The year-over-year increase was driven primarily by the expansion of the company’s corrugated packaging business in Brazil.

The company’s U.S. qualified retirement plans remain over funded and management does not anticipate any required regulatory funding contributions to such plans in the foreseeable future.

The effective tax rate from continuing operations in the first quarter of 2011 was approximately 33 percent.

MWV paid a regular quarterly dividend of $0.25 per share during the first quarter of 2011. On April 18, 2011, MWV declared a regular quarterly dividend of $0.25 per common share. The payment of the dividend will be made on June 1, 2011, to shareholders of record at the close of business on May 2, 2011.

Outlook

In the second quarter of 2011, the company expects to generate increased sales from higher volume and price/mix improvements, and expand margins and grow earnings compared to the second quarter of 2010. In an environment of stable to strengthening demand in targeted markets, the company expects to continue to benefit from commercial strategies focused on profitable growth in emerging markets, market share gains for innovative products, and value-based pricing and mix initiatives. Factors for the second quarter that may offset these profit contributors include elevated input costs, particularly oil-based raw materials and freight, as well as the potential effects on overall demand from prolonged periods of high fuel costs and still-high unemployment in the U.S. Further, the company is continuing to monitor potential second order effects from the tragedy in Japan, which could impact short-term demand for some of the company’s products.

Use of Non-GAAP Measures

The presentation of earnings per share from continuing operations, adjusted to exclude restructuring charges and an income tax benefit related to favorable domestic tax audit settlements, is not meant to be considered in isolation or as a substitute for earnings per share from continuing operations determined in accordance with generally accepted accounting principles (“GAAP”). The company believes this non-GAAP measure provides investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business because it excludes items of charges and income tax benefits that management believes are not indicative of the ongoing operating results of the business.

Conference Call

Investors may participate in the live conference call today at 10:00 a.m. EDT by dialing 1 (800) 230-1074 (toll-free domestic) or 1 (612) 234-9960 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. The live conference call and presentation slides may be accessed on MWV’s website at www.mwv.com. After connecting to the home page, go to the Investors page and look for the link to the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the call will be available for one month via the telephone starting at 12:00 p.m. EDT on April 27, and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (international); access code: 197646.

About MWV

MeadWestvaco Corporation (NYSE: MWV), provides packaging solutions to many of the world’s most-admired brands in the healthcare, beauty and personal care, food, beverage, home and garden, and tobacco industries. The company’s businesses also include Consumer & Office Products, Specialty Chemicals, and the Community Development and Land Management Group, which sustainably manages the company’s land holdings to support its operations, and to provide for conservation, recreation and development opportunities. With 17,500 employees worldwide, MWV operates in 30 countries and serves customers in more than 100 nations. MWV manages all of its forestlands in accordance with internationally recognized forest certification standards, and has been named to the Dow Jones Sustainability World Index for seven consecutive years. For more information, please visit www.mwv.com.

Forward-looking Statements

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings from the company’s ongoing cost reduction initiatives; the ability of MeadWestvaco to close announced and pending transactions, including divestitures; the reorganization of the company’s packaging business units; competitive pricing for the company’s products; impact from inflation on raw materials, energy and other costs; fluctuations in demand and changes in production capacities; relative growth or decline in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment, climate change, tax policies and the tobacco industry; the company’s continued ability to reach agreement with its unionized employees on collective bargaining agreements; the company’s ability to execute its plans to divest or otherwise realize the greater value associated with its land holdings; adverse results in current or future litigation; currency movements; volatility and further deterioration of the capital markets; and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2010, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)

	Three Months Ended March 31,
	2011	2010 [1]

Net sales	$1,365	$1,262

Cost of sales	1,049	1,031
Selling, general and administrative expenses	184	164
Interest expense	47	45
Other income, net	(21)	(6)

Income from continuing operations before income taxes	106	28
Income tax provision (benefit)	35	(1)

Income from continuing operations	71	29

Loss from discontinued operations, net of income taxes [2]	(6)	(5)

Net income attributable to the company	$65	$24

Net income per diluted share attributable to the company:
Income from continuing operations	$0.41	$0.17
Loss from discontinued operations [2]	(0.03)	(0.03)

Net income attributable to the company	$0.38	$0.14

Shares used to compute net income per diluted share:	172.7	173.9

[1]	Certain amounts in 2010 have been recast to conform to the combined presentation of discontinued operations of the media and entertainment packaging and envelope products businesses.
[2]	Loss from discontinued operations, net of income taxes, primarily reflects the sales of the media and entertainment packaging and envelope products businesses.

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated Balance Sheets

In millions (Unaudited)

	March 31, 2011	December 31, 2010
Assets
Cash and cash equivalents	$675	$790
Accounts receivable, net	713	827
Inventories	742	642
Other current assets	128	131
Current assets of discontinued operations [1]	—	56

Current assets	2,258	2,446

Property, plant, equipment and forestlands, net	3,308	3,255
Prepaid pension asset	1,078	1,052
Goodwill	821	812
Other assets	1,242	1,224
Non-current assets of discontinued operations [1]	—	25

	$8,707	$8,814

Liabilities and Equity
Accounts payable	$551	$590
Accrued expenses	480	606
Notes payable and current maturities of long-term debt	7	7
Current liabilities of discontinued operations [1]	—	23

Current liabilities	1,038	1,226

Long-term debt	2,026	2,042
Other long-term obligations	1,247	1,265
Deferred income taxes	981	972
Non-current liabilities of discontinued operations [1]	—	3

Shareholders’ equity	3,394	3,286
Non-controlling interest	21	20

Total equity	3,415	3,306

	$8,707	$8,814

[1]	Amounts attributable to discontinued operations at December 31, 2010, reflect the discontinued operations treatment of the envelope products business that was sold on February 1, 2011.

MeadWestvaco Corporation and consolidated subsidiary companies

Segment Information

In millions (Unaudited)

	Three Months Ended March 31,
	2011	2010 [1]
Sales
Packaging Resources	$679	$624
Consumer Solutions	449	440
Consumer & Office Products	116	112
Specialty Chemicals	177	138
Community Development and Land Management	43	45

Total	1,464	1,359
Intersegment eliminations	(99)	(97)

Consolidated total	$1,365	$1,262

Segment profit
Packaging Resources	$84	$30
Consumer Solutions	26	25
Consumer & Office Products	6	5
Specialty Chemicals	49	25
Community Development and Land Management	30	23

Subtotal	195	108
Corporate and Other [2]	(89)	(80)

Consolidated total [3]	$106	$28

[1]

Certain amounts in 2010 have been recast to conform to the combined presentation of discontinued operations of the media and entertainment packaging business previously included in the Consumer Solutions segment and the envelope products business previously included in the Consumer & Office Products segment.

[2]

Corporate and Other includes restructuring charges, interest expense and income, pension income and curtailment gains, gains and losses on certain asset sales, and non-controlling interest income and losses.

[3]	Represents income from continuing operations attributable to the company before income taxes.

MeadWestvaco Corporation and consolidated subsidiary companies

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